Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES FOURTH QUARTER 2008 EARNINGS

Robbinsville, New Jersey, March 6, 2009 – Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank and RomAsia Bank, announced today its financial condition and results of operation for the three months and year ended December 31, 2008. The Company’s consolidated net income for the three months and year ended December 31, 2008 was $1.2 million and $4.7 million respectively. This represented a decrease of $.4 million compared to the three months ended December 31, 2007 and a decrease of $2.5 million from the year ended December 31, 2007. The decrease in net income for the year ended December 31, 2008 as compared to the prior year was primarily due the increase in non-interest expense relating to the opening of five new branches in 2008, six months of operation of RomAsia Bank, the inclusion of the 2008 Equity Incentive Plan costs, and the increase in interest expense on borrowings. Earnings per share were $.04 and $.15 respectively for the three months and year ended December 31, 2008.

For the three months and year ended December 31, 2008 net interest income was $7.6 million and $28.4 million, compared to $6.7 million and $28.0 million for the same periods in 2007. For the year ended December 31, 2008 this represented an increase of 1.4% from the prior year.

At December 31, 2008 the Company had consolidated assets, deposits, borrowings and equity of $1.1 billion, $764.2 million, $86.9 million and $211.4 million, respectively.

“Although earnings were considerably less than in the prior year, they underscore the inherent strength and resilience of the Company in contending with the challenges of an economy in desperate straits, competition and growth. Net income in 2008 vividly reflected the impact of digesting the costs associated with the IPO envisioned expansion program, while assets, loans and deposits each reached record levels”, stated Peter A. Inverso, President and CEO.

“Since the IPO, six branches have been added, a de novo bank established and management and director incentive grants and stock options implemented. These steps are facets of a strategic plan to grow the Company, enhance long term shareholder value, and expand community recognition and standing.

Net income was also affected by a tightening in net interest spread. The implicit benefit from a more traditional yield curve, spurred by the rate cutting actions of the Fed, was not fully realized. Deposit competition from area de novo banks, and the liquidity needs of the mega banks, kept rates well above the levels suggested by the yield curve, limiting the opportunity to appreciably tighten cost of funds.

The economic recession has hampered the ability to speedily resolve and dispose of non-performing commercial loans, and a deeper and more protracted recession might further threaten the credit quality of our loan portfolios.”

In closing, Inverso added, “The Company remains strong, highly capitalized, and well fortified to meet the economic uncertainty of the year ahead.”

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Select Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey. Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 86 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington and Ocean counties in New Jersey. Visit Roma online at www.romabank.com.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.